Exhibit 99.1
TRUMP INDIANA, INC.
Balance Sheet
(Unaudited)
September 30, 2005

Assets
Current assets:
Cash and cash equivalents	$14,216,000
Accounts receivable, net of allowance for doubtful accounts of $37,000	622,000
Inventories	120,000
Surety bond and related interest	2,227,000
Prepaid gaming taxes	290,000
Prepaid expenses and other current assets	674,000
Total current assets	18,149,000
Property and equipment:
Building and improvements	19,037,000
Riverboat and improvements	4,584,000
Furniture, fixtures and equipment	23,590,000
47,211,000
Less accumulated depreciation and amortization	4,517,000
Net property and equipment	42,694,000
Other assets:
Investment in Buffington Harbor Riverboats, LLC	43,796,000
Prepaid rent to Buffington Harbor Parking Associates	9,238,000
Intangibles, net	49,321,000
Goodwill	99,685,000
Other assets, net	2,113,000
Total other assets	204,153,000
Total assets	$264,996,000
Liabilities and Capital
Current liabilities:
Current maturities of long-term debt	$130,000
Due to affiliates	1,995,000
Accounts payable	1,311,000
Income taxes payable	20,051,000
Obligation to City of Gary	3,705,000
Other current liabilities	11,280,000
Total current liabilities	38,472,000
Long-term deferred tax liability	20,000,000
Note payable to parent company	168,387,000
Long-term debt, net of current maturities	147,000
Total liabilities	227,006,000
Capital:
Common stock, no par value, 1,500 shares authorized, 100 shares issued and outstanding	1,000
Additional paid-in capital	40,648,000
Accumulated deficit	(2,659,000)
Total capital	37,990,000
Total liabilities and capital	$264,996,000

See accompanying notes.

TRUMP INDIANA, INC.
Statements of Operations
(Unaudited)

	Predecessor Company		Reorganized Company
	Nine Months Ended September 30, 2004	January 1, 2005 to May 19, 2005	May 20, 2005 to September 30, 2005
Revenues:
Gaming	$108,823,000	$53,027,000	$52,559,000
Hotel	2,451,000	1,079,000	1,255,000
Food and beverage	2,424,000	1,212,000	1,134,000
Other	1,523,000	764,000	786,000
Gross revenues	115,221,000	56,082,000	55,734,000
Less promotional allowances	8,843,000	3,922,000	3,792,000
Net revenues	106,378,000	52,160,000	51,942,000
Cost and expenses:
Gaming	(55,247,000)	(28,364,000)	(27,806,000)
Hotel	(1,533,000)	(749,000)	(714,000)
Food and beverage	(3,573,000)	(1,847,000)	(1,708,000)
General and administrative	(20,559,000)	(9,598,000)	(9,076,000)
General and administrative-related party	(4,776,000)	(2,217,000)	(2,283,000)
Reorganization income (expense)	—	134,750,000	(38,000)
Depreciation and amortization	(5,802,000)	(2,733,000)	(5,196,000)
Interest income	(30,000)	46,000	98,000
Interest expense	(399,000)	(18,000)	(76,000)
Interest expense-related party	(6,164,000)	(3,226,000)	(4,904,000)
Other non-operating income (expense)	609,000	143,000	(25,000)
Equity in loss from Buffington Harbor, LLC	(1,430,000)	(931,000)	(889,000)
Income (loss) before income taxes and extraordinary gain	7,474,000	137,416,000	(675,000)
Provision for income taxes	(20,958,000)	(24,112,000)	(1,984,000)
Income (loss) before extraordinary item	(13,484,000)	113,304,000	(2,659,000)
Extraordinary gain on extinguishment of debt	—	1,155,000	—
Net income (loss)	$(13,484,000)	$114,459,000	$(2,659,000)

See accompanying notes.

TRUMP INDIANA, INC.
Statement of Capital
(Unaudited)

	Shares of Common Stock	Amount	Additional Paid-In Capital	Accumulated Deficit	Total
Balance May 20, 2005	100	$1,000	$36,048,000	$—	$36,049,000
Contributions			4,600,000		4,600,000
Net loss				(2,659,000)	(2,659,000)
Balance September 30, 2005	100	$1,000	$40,648,000	$(2,659,000)	$37,990,000

See accompanying notes.

TRUMP INDIANA, INC.
Statements of Cash Flows
(Unaudited)

	Predecessor Company		Reorganized Company
	Nine Months Ended September 30, 2004	January 1, 2005 to May 19, 2005	May 20, 2005 to September 30, 2005
Cash flows from operating activities Income (loss) before extraordinary item	$(13,484,000)	$113,304,000	$(2,659,000)
Adjustments to reconcile income (loss) before extraordinary item to net cash flows provided by (used in) operating activities:
Non-cash Reorganization income	—	(134,761,000)	—
Depreciation and amortization	5,802,000	2,733,000	5,196,000
Amortization of deferred loan costs	287,000	—	70,000
Provision for doubtful accounts	340,000	21,000	(7,000)
Equity in loss from Buffington Harbor Riverboats, LLC	1,430,000	931,000	889,000
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	39,000	252,000	(187,000)
(Increase) decrease in inventories	140,000	(27,000)	2,000
(Increase) decrease in prepaid expenses and other current assets	41,000	(2,597,000)	2,613,000
(Increase) decrease in other assets	116,000	(407,000)	(285,000)
Increase (decrease) in accounts payable and accrued expenses	(2,401,000)	13,000	317,000
Increase (decrease) in tax payable	20,958,000	18,361,000	(20,168,000)
Increase (decrease) in due to affiliates	(8,897,000)	5,702,000	(718,000)
Increase (decrease) in obligation to City of Gary	(1,271,000)	—	—
Net cash provided by (used in) operating activities	3,100,000	3,525,000	(14,937,000)
Cash flows from investing activities
Investment in Buffington Harbor Riverboats, LLC	(71,000)	—	(75,000)
Purchase of property and equipment	(1,951,000)	(2,888,000)	(2,919,000)
Net cash used in investing activities	(2,022,000)	(2,888,000)	(2,994,000)
Cash flows from financing activities
Contributed capital from Trump Entertainment Resorts	—	—	4,600,000
Net proceeds from additional borrowings	—	—	18,387,000
Repayments of debt	(2,812,000)	(914,000)	(57,000)
Net cash (used in) provided by financing activities	(2,812,000)	(914,000)	22,930,000
Net increase (decrease) in cash and cash equivalents	(1,734,000)	(277,000)	4,999,000
Cash and cash equivalents, beginning of period	11,386,000	9,494,000	9,217,000
Cash and cash equivalents, end of period	$9,652,000	$9,217,000	$14,216,000

See accompanying notes.

TRUMP INDIANA, INC.

Notes to Financial Statements
(Unaudited)
Nine Months Ended September 30, 2005 and 2004

(1) Organization and Operations

The accompanying unaudited condensed financial statements include those of Trump Indiana, Inc. (the “Company”), a wholly owned subsidiary of Trump Entertainment Resorts Holdings L.P. (“TERH”). TERH is a subsidiary of Trump Entertainment Resorts, Inc. (“TER”).

The Company operates a riverboat (the “Riverboat”) and a 300-room hotel located at Buffington Harbor on Lake Michigan, approximately 25 miles southeast of downtown Chicago. The Riverboat is one of 11 riverboat gaming projects permitted under current Indiana law and one of five located in northern Indiana.

(2) Reorganization and Emergence from Chapter 11

Chapter 11 Reorganization

On November 21, 2004, Trump Hotels & Casino Resorts, Inc. and certain of its subsidiaries, including Trump Indiana, Inc. (collectively, the “Debtors”), filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”), as part of a pre-arranged plan of reorganization. While in bankruptcy, the Debtors continued to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court.

On April 5, 2005, the Bankruptcy Court entered an order confirming the Second Amended Joint Plan of Reorganization, dated as of March 30, 2005, of the Debtors, as amended (the “Plan”). The Plan became effective on May 20, 2005 (the “Effective Date”), at which time all material conditions to the Plan were satisfied and the Debtors emerged from chapter 11. On the Effective Date, Trump Hotels and Casino Resorts, Inc. changed its name to Trump Entertainment Resorts, Inc.

For a summary of certain actions that occurred as of the Effective Date and the distributions that were made to holders of the TER’s securities under the Plan, see TER’s Current Report on Form 8-K, filed with the SEC on May 26, 2005.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared without audit. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary to state fairly the financial position, results of operations and cash flows for the periods presented, have been made.

As described above, from the filing of the Debtors’ chapter 11 petition to the Effective Date, the Company operated as debtors-in-possession under the jurisdiction of the Bankruptcy Court. Accordingly, the Company’s financial statements for periods prior to its emergence from chapter 11 were prepared in accordance with the American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”). SOP 90-7 required the Company to report pre-petition liabilities that were subject to compromise separately on its balance sheet at an estimate of the amount that would ultimately be allowed by the Bankruptcy Court. SOP 90-7 also required separate reporting of certain expenses relating to the Debtors’ chapter 11 filings as reorganization items.

Upon its emergence from chapter 11, the Company adopted fresh-start reporting in accordance with SOP 90-7. Under fresh-start reporting, a new entity was deemed to have been created for financial reporting purposes and the recorded amounts of assets and liabilities were adjusted to reflect their preliminary estimated fair values. The term “Predecessor Company” refers to the Company for periods prior to and including May 19, 2005, and the term “Reorganized Company” refers to the Company for periods on and subsequent to May 20, 2005. As a result of the adoption of fresh-start reporting, the Company’s post-emergence financial statements are generally not comparable with the financial statements of the Predecessor Company prior to its emergence from bankruptcy. See “Fresh-Start Reporting” below.

Financial Reporting Under the Bankruptcy Code

From November 21, 2004 to May 19, 2005, the Company accounted for its operations under SOP 90-7. In accordance with SOP 90-7, certain expenses incurred and benefits realized by the Company during the bankruptcy period were recorded as reorganization expenses in the accompanying condensed consolidated statements of operations. In order to record its debt instruments at the amount of the claims expected to be allowed by the Bankruptcy Court in accordance with SOP 90-7, as of the chapter 11 petition date, the Company wrote off as reorganization expenses its capitalized deferred financing fees associated with debt to be adjusted as part of the bankruptcy plan. Reorganization expenses also include professional fees and other expenses directly associated with the bankruptcy process as well as the revaluation of assets and liabilities pursuant to SOP 90-7.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
(Unaudited)
Nine Months Ended September 30, 2005 and 2004

(3) Fresh-Start Reporting

TER adopted fresh-start reporting upon its emergence from chapter 11 on the Effective Date in accordance with SOP 90-7. TER is required to apply the fresh-start provisions of SOP 90-7 to its financial statements because it has concluded that (i) the reorganization value of the assets of the emerging entity immediately before the date of confirmation was less than the total of all post-petition liabilities and allowed claims and (ii) the holders of existing voting shares of TER immediately before confirmation (i.e., the holders of shares of the common stock of TER (the “Old Common Stock”) that were issued and outstanding prior to the commencement of the chapter 11 proceedings) received less than 50 percent of the voting shares of the emerging entity. SOP 90-7 sets forth the principles regarding the date at which a company that has emerged from a chapter 11 proceeding should apply fresh-start reporting to account for the effects of the plan of reorganization. Under SOP 90-7, application of fresh-start reporting is required on the date on which the plan of reorganization is confirmed by a bankruptcy court, but SOP 90-7 further provides that fresh-start reporting should not be applied until all material conditions are satisfied. All material conditions to the Plan were satisfied as of May 20, 2005.

TER has applied push-down accounting related to its fresh-start reporting; accordingly, TER has allocated to the Company its share of goodwill intangible assets and other amounts related to the reorganization and application of fresh-start reporting.

Fresh-start reporting requires that TER adjust the historical cost of its assets and liabilities to their fair value as determined by the reorganization value of TER as set forth in the Plan. Furthermore, the reorganization value in the amount of $582.3 million, as stated in the disclosure statement relating to the Plan, must be allocated among the reorganized entity’s net assets in conformity with procedures specified by Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS 141”). TER has engaged an independent appraiser to assist TER in the allocation of reorganization value (as set forth in the Plan) to TER’s assets and liabilities including Trump Indiana. TER used the independent appraiser’s preliminary analysis and other information to make the allocations, including the allocation to Trump Indiana (based on the estimated fair value of assets and liabilities of Trump Indiana), as of the Effective Date. The Company’s intangibles include trademarks, customer relationships, and goodwill. Accordingly, the Company recorded the following as intangible assets at May 20, 2005, which is based on an updated preliminary analysis:

Trademarks	$37,000,000
Customer Relationships	13,000,000
Goodwill	100,278,000
Total	$150,278,000

Customer relationships are being amortized on a straight-line basis over a period of seven years. Therefore, $679,000 has been amortized for the period May 20 through September 30, 2005 and is included in depreciation and amortization in the accompanying statement of operations for the Reorganized Company. The trademarks have an indefinite life; accordingly, trademarks are not subject to periodic amortization but are reviewed annually for impairment. The allocated goodwill is also not amortized and is reviewed annually for impairment. TER expects to finalize the valuation and allocations of the Company’s assets and liabilities by December 31, 2005.

The net reorganization gain for the period ended May 19, 2005 includes $134,761,000 related to fresh-start adjustments to assets and liabilities pursuant to SOP 90-7. The reorganization gain includes a write-down in fixed assets of $8.6 million, a write-up of $18.1 million in the investment in BHR, and the recording of intangible assets (including goodwill) net of applicable deferred taxes.

The gain from reorganization of debt of $1,155,000 relates to the settlement of long-term debt and accrued interest on intercompany debt between the Company and its parent company and at an amount less than the historical recorded value. As this gain resulted from the bankruptcy recapitalization and as such was unusual and infrequent in the nature, it has been reflected as an extraordinary gain pursuant to Accounting Principles Board Number 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” and Financial Standards Board Statement Number 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.”

A rollforward of goodwill for the period from May 20, 2005 to September 30, 2005 is as follows:

Balance at May 20, 2005	$100,278,000
Utilization of Predecessor Company net operating loss carry forwards	(593,000)
Balance at September 30, 2005	$99,685,000

Substantially all professional fees incurred by TERH related to the bankruptcy were expensed by TERH and not allocated to the Company.

(4) Summary of Significant Accounting Policies

Use of Estimates

The preparation of these interim financial statements in conformity with U.S. generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results may differ from these estimates.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
(Unaudited)
Nine Months Ended September 30, 2005 and 2004

Revenue Recognition and Allowance for Doubtful Accounts

The majority of the Company’s revenue is derived from gaming activities, and the majority of such revenue is made up of cash, which by nature does not involve estimations. Gaming revenues represent the win from gaming activities, which is the difference between amounts of gaming wins and losses. Revenues from hotel and other services are recognized at the time the related services are performed. The Company extends credit on a discretionary basis to certain qualified patrons. Credit play as a percentage of total dollars wagered on table games has historically been approximately 4% for the past three fiscal years. The Company’s casino properties establish credit limits based upon the particular patron’s creditworthiness, as determined by an examination of various factors, including a credit check of the patron, determining the patron’s personal checking account balance and verifying the patron’s credit limits and indebtedness at other casinos. The Company maintains an allowance for doubtful accounts for a portion of those customers whose checks have been unable to be collected due to insufficient funds. This allowance is based on a specific review of customer accounts as well as a review of the history of write-offs of returned markers.

Management believes that the reserve recorded is reasonable; however, these estimates could change in the near term based on the actual collection experience with each returned marker.

Prepaid Gaming Taxes

A change in the Indiana state tax law governing gaming took effect on July 1, 2002, which enabled Indiana’s riverboat casinos to operate dockside. In conjunction with dockside operations, Indiana imposed a graduated wagering tax based upon adjusted gross receipts. The graduated wagering tax has a starting rate of 15% with a top rate of 35% for adjusted gross receipts in excess of $150 million. By statute enacted in 2003, riverboats had to commence utilization of the graduated tax rate on July 1, 2002.

The graduated rate is calculated and remitted based on the State of Indiana’s fiscal year, July 1 to June 30 of any given year. The Company calculates and records gaming taxes for financial statement purposes on a calendar year basis based on effective rate for the twelve-month period ended December 31st.

Long-Lived Assets

Management has determined that the Company’s policy associated with its long-lived assets and the related estimates is critical to the preparation of the consolidated financial statements. The Company has a significant investment in long-lived property and equipment. Management estimates that the undiscounted future cash flows expected to result from the use of these assets exceed the current carrying value of these assets. Any adverse change to the estimate of these undiscounted cash flows could necessitate an impairment charge that would adversely affect operating results. Management estimates the useful lives for the Company’s assets based on historical experience and the estimates of assets’ commercial lives. Should the actual useful life of a class of assets differ from the estimated useful life, an impairment charge would be recorded. Management reviews useful lives and obsolescence and assesses commercial viability of the Company’s assets periodically.

Self-Insurance Reserves

Self-insurance reserves represent the estimated amounts of uninsured claims related to employee health medical costs, workers’ compensation and personal injury claims that have occurred in the normal course of business. These reserves are established by management based upon specific review of open claims, with consideration of incurred but not reported claims as of the balance sheet date. The costs of the ultimate disposition of these claims may differ from these reserve numbers.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes.” Under SFAS 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the difference is reversed.

Accounting Impact of Chapter 11 Filing

In accordance with SOP 90-7, the Company adopted fresh-start reporting as of the Effective Date. For a discussion of fresh-start reporting, see Note 3 to the unaudited financial statements.

Investment in Buffington Harbor Entities

The Company accounts for its investment in BHR (a 50% joint venture between Trump Indiana, Inc. and the Majestic Star Casino, LLC (“Majestic Star”)) under the equity method of accounting. Trump Indiana, Inc. and Majestic Star formed BHR and entered into an agreement (the “BHR Agreement”) relating to the joint ownership, development and operation of all common land-based and waterside operations in support of each of Trump Indiana Inc.’s and Majestic Star’s separate riverboat casinos at Buffington Harbor. Trump Indiana, Inc. and Majestic Star are equally responsible for the operating expenses of the common land-based facilities at the site. There can be no assurance that Trump Indiana, Inc. and/or Majestic Star will be able to fund their respective share of future capital contributions or operating expenses.

In accordance with the BHR Agreement, Trump Indiana, Inc. and Majestic Star pay berthing and other fees in an amount to cover the operating expenses of BHR. Berthing fees and other fees paid are included in general and administrative expenses in the accompanying statements of operations.

In September 2000, Trump Indiana, Inc. and an affiliate of Majestic Star formed Buffington Harbor Parking Associates, LLC (“BHPA”), a 50% joint venture, for the purpose of constructing and operating a parking garage at Buffington Harbor. The estimated cost of the parking garage, including the land, was approximately $25,000,000.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
(Unaudited)
Nine Months Ended September 30, 2005 and 2004

BHPA separately leases the parking garage to each of (i) Trump Indiana, Inc. pursuant to a parking lease, dated June 19, 2001 (the “Trump Indiana Garage Lease”), and (ii) Majestic Star under a substantially identical lease agreement. The term of the Trump Indiana Garage Lease is until December 31, 2018. The initial rent installment, paid by Trump Indiana, Inc. for the Trump Indiana Garage Lease, was approximately $8,800,000, which is being amortized on a straight-line basis over the term of the lease. In addition, Trump Indiana, Inc. is obligated to pay BHPA a monthly rent equal to (i) 50% of BHPA’s debt service on the $17,100,000 financing (the “BHPA Financing”) to build the parking garage and (ii) 50% of any construction costs incurred by BHPA in excess of the net proceeds of the BHPA Financing. In the event either party defaults on its rental obligation under its garage lease with BHPA, the other party will be obligated to pay rent in an amount sufficient to satisfy 100% of BHPA’s debt service obligations on the BHPA Financing.

Reclassifications

Certain other reclassifications and disclosures have been made to the Predecessor Company financial statements to conform to the Reorganized Company presentation.

(5) Long-Term Debt

Long-term debt consists of the following:

Mortgage Note payable to parent company(a)	$150,000,000
Credit facility note payable to parent company(b)	18,387,000
Capitalized leases(c)	277,000
168,664,000
Less: Current maturities	(130,000)
Long-term debt	$168,534,000
____________

(a) On the effective date of the Plan, Trump Entertainment Resorts Holdings, L.P., a subsidiary of TER, issued $1,250,000,000 of Notes. These Notes were used to pay distributions under the Plan. The New Notes are due on June 1, 2015 and bear interest at 8.5%. As of effective date, TERH established an intercompany note with Trump Indiana in the amount of $150,000,000. Additionally, TER allocated a portion of the financing fees paid on the notes to Trump Indiana in the amount of $1,916,000. Such amount has been recorded as a long-term asset and is being amortized to interest expense by the Company over the term of the Company’s debt with TERH, on terms similar to the Notes issued by TERH.

The $1,250,000,000 of notes consists of $730 million aggregate principal amount of the New Notes that are nonrecourse to the issuers and to the partners of TER Holdings (the “Qualified Portion”). $520 million aggregate principal amount of the New Notes are recourse to the issuers and TER, in its capacity as general partner of TER Holdings (the “Non-Qualified Portion”). The Non-Qualified Portion and Qualified Portion are recalculated on a periodic basis based on certain tax considerations no less frequently than annually, provided that in no event will the Qualified Portion exceed $730 million aggregate principal amount of New Notes.

The Company and all of the other domestic subsidiaries of TER Holdings (except for TER Funding, as co-issuer of the New Notes) (the “Guarantors”) are guarantors of the Non-Qualified Portion, which are fully recourse and enforceable against the collateral securing the Notes. All of the Guarantors, with the exception of Trump Indiana, Inc., are guarantors of the Qualified Portion, which are nonrecourse and enforceable only against the collateral securing the Notes.

The Notes are senior obligations of the issuers and are guaranteed on a senior basis by the Guarantors, and rank senior in right of payment to the issuers’ and Guarantors’ future subordinated indebtedness. Notwithstanding the foregoing, because amounts borrowed under the Credit Agreement are secured by substantially all the assets of the issuers and the Guarantors on a priority basis, the Notes and the guarantees thereof are effectively subordinated to amounts borrowed under the Credit Agreement.

The Notes are secured by substantially all the Company’s real property and incidental personal property, subject to liens securing amounts borrowed under the Credit Agreement and certain permitted prior liens. The issuers and Guarantors of the Notes are subject to certain affirmative and negative covenants under the New Notes indenture.

(b) On May 20, 2005, TER and TERH entered into a credit agreement (the “Credit Agreement”) with Morgan Stanley & Co. Incorporated (“Morgan Stanley”), as collateral agent, Morgan Stanley Senior Funding, Inc., as administrative agent, UBS Securities LLC, as syndication agent, Merrill Lynch Capital and Wells Fargo Foothill, Inc., as documentation agents, and Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as joint lead arrangers and joint book-runners. Pursuant to the Credit Agreement, the lenders have provided a $500 million credit facility (the “Facility”) to TERH in the form of (i) a single draw term loan facility in the amount of $150 million, which may be drawn on the Effective Date, (ii) a delayed draw term loan facility in the amount of $150 million, which may be drawn in multiple borrowings through the first anniversary of the Effective Date (the “Term B-2 Facility,” together with the Term B-1 Facility, the “Term B Facilities”), and (iii) a revolving credit facility in the amount of $200 million, which may be drawn in multiple borrowings through the fifth anniversary of the Effective Date (the “Revolving Credit Facility”). The Credit Agreement also includes (a) a sub-facility of the Revolving Credit Facility for letters of credit in an amount of up to $20 million (the “Letters of Credit”), and (b) a sub-facility of the Revolving Credit Facility for swing line loans (i.e., loans made available on a same day basis and repayable in full within seven days) of up to $10 million (the “Swing Line Facility”). Borrowings under the Credit Agreement are secured by a first priority security interest in substantially all the assets of TERH and its subsidiaries. TERHs’ obligations under the Credit Agreement are guaranteed by TER and each of the direct and indirect subsidiaries of TER. The Company is a subsidiary guarantor to the Credit Agreement. As such the sale of the stock of the company (see “Subsequent Events”) would require approval by a majority of the lenders under the Credit Agreement. There is no guaranty that such approval would be received. On July 21, 2005, Trump Indiana was advanced $18,700,000 by TERH from the revolving credit facility at the rate of 6.13%, of which $18,387,000 was outstanding as of September 30, 2005. The advance is due on June 1, 2015 based on an intercompany agreement with TERH.

(c) Capitalized lease obligations with interest rates ranging from 3.8% to 15.0%. The capital lease obligations are due at various dates between 2005 and 2007 and are secured principally by slot equipment.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
(Unaudited)
Nine Months Ended September 30, 2005 and 2004

(6) Income Taxes

Income tax expense is comprised of the following:

	Predecessor Company		Reorganized Company
	For the Nine MonthsEnded September 30, 2004	January 1, 2005 to May 19, 2005	May 20, 2005 to September 30, 2005
Trump Indiana, Inc.’s federal income taxes	$—	$17,500,000	$593,000
Trump Indiana, Inc.’s state income taxes	20,958,000	6,612,000	1,391,000
	$20,958,000	$24,112,000	$1,984,000

In July 1999, the Indiana Department of Revenue (the “Department”) issued a letter of findings to an unaffiliated Indiana gaming company, which affects Indiana riverboat gaming companies, including Trump Indiana, Inc., to the effect that the Riverboat Wagering Tax (the “Tax”), a tax deducted in computing income subject to federal tax, is not deductible when computing Indiana adjusted gross income for state tax purposes. The unaffiliated entity that received the letter of findings, with the assistance of the Indiana Casino Association, of which Trump Indiana, Inc. is a member (and which is taxed as a corporation for federal and state income taxes), contested the findings in the Indiana Tax Court on the basis that the Tax was an excise tax and, as such, should have been excluded from Indiana’s add-back requirements (i.e., it should have been deducted in computing gross income for Indiana income tax purposes). In April 2004, the Indiana Tax Court found in favor of the Department. As a result of the ruling, Trump Indiana, Inc. recorded an income tax provision of approximately $19,108,000 during the first quarter of 2004 (including approximately $900,000 in charges to the provision for income taxes in the first quarter of 2004) for the cumulative amount of taxes due since inception at Trump Indiana, Inc. as if state income taxes were computed by not deducting the tax in calculating Indiana adjusted gross income. The members of the Indiana Gaming Association subsequently appealed the Indiana Tax Court’s decision to the Indiana Supreme Court. The Indiana Supreme Court, however, refused to grant review of the Indiana Tax Court’s decision. In October 2004, Trump Indiana, Inc. received a notification from the Department assessing approximately $17,000,000 through 2002 in respect of this tax. On March 23, 2005, Trump Indiana, Inc. and the Department entered into a settlement agreement, pursuant to which Trump Indiana, Inc. agreed to pay the Department $20,708,071 in consideration of amounts due for all periods through 2003, (i) $500,000 of which was paid upon execution of the settlement agreement, (ii) $500,000 of which was paid on the first day of each month thereafter until the Effective Date, and (iii) the balance of which was paid in July, 2005. In connection with the settlement agreement, Trump Indiana, Inc. recorded an additional $2,500,000 charge to income tax expense for the quarter ended March 31, 2005 to fully accrue the final settlement.

During the period ended May 19, 2005, Trump Indiana, Inc. recorded a provision for federal and state income taxes in the amount of approximately $20,000,000 to reflect Trump Indiana, Inc.’s expected federal and state income tax amounts due (including interest) related to Trump Indiana, Inc.’s IRS audit for the tax years 1995 through 1997 and all subsequent years. The 1995 through 1997 IRS audit is currently with the Appeals Office of the IRS. Although Trump Indiana, Inc. is vigorously opposing the preliminary assessments made by the IRS related to this audit, Trump Indiana, Inc. has estimated the amount of potential liability as a result of the audit with respect to certain intercompany charges for interest expense and marketing fees based on information that became known to management in the period leading up to the period prior to the Effective Date. Trump Indiana, Inc. is in ongoing negotiations with the Appeals Office, and based on recent discussions with IRS officials, anticipates approximate amounts due in federal and state tax liabilities and related interest for all tax years through 2004 related to these intercompany charges to be approximately $20,000,000, net of available net operating losses (“NOLs”). Trump Indiana, Inc.’s 2002 and 2003 IRS audit has only recently commenced in the first quarter of 2005 and Trump Indiana, Inc. does not anticipate any material additional tax liabilities resulting from this examination.

As a result of applying the fresh-start provisions of SOP 90-7, as described in Note 3, the Company recorded a net deferred tax liability of $20,000,000. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax liability is primarily related to trademarks, customer relationships, fixed assets and the Company’s investment in BHR.

The predecessor Company had certain net operating loss carry forwards at the date of the application of the fresh-start provisions of SOP 90-7. As a result of the transactions discussed in Note 3, substantially all of these net operating loss carryforwards were utilized. To the extent the Reorganized Company utilizes any available Predecessor Company net operating loss carryforwards, the credit will be recognized as a reduction of goodwill.

(7) Related Party Transactions

The Company was charged a management fee from its parent company. Management fee expense pursuant to the management fee agreement was $4,776,000, $2,217,000, and $2,283,000 for the nine months ended September 30, 2004 (Predecessor Company), the period from January 1 to May 19, 2005 (Predecessor Company), and the period from May 20, 2005 to September 30, 2005 (Reorganized Company), respectively.

As discussed in Note 3 and Note 5, the Company had intercompany debt with its parent. Interest expense on such indebtedness was $6,164,000, $3,226,000, and $4,904,000 for the nine months ended September 30, 2004 (Predecessor Company), the period from January 1 to May 19, 2005 (Predecessor Company), and the period from May 20, 2005 to September 30, 2005 (Reorganized Company), respectively.

At September 30, 2005, the Company had amounts due to Buffington Harbor entities of $2,106,000.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
(Unaudited)
Nine Months Ended September 30, 2005 and 2004

(8) Operating Leases

The Company leases property and office equipment under operating leases. Rent expense for the nine-month period ended September 30, 2004 (Predecessor Company), the period from January 1, 2005 to May 19, 2005 (Predecessor Company), and the period from May 20, 2005 to September 30, 2005 (Reorganized Company) was $1,782,000, $1,520,000, and $1,236,000, respectively.

Annual minimum lease payments under non-cancelable operating leases are as follows:

2006	$3,491,000
2007	$3,422,000
2008	$3,357,000
2009	$3,291,000
Thereafter	$8,724,000

In September 2000, BHPA was formed as a 50/50 joint venture between Trump Indiana and an affiliate of Barden for the purpose of constructing and operating a parking garage. The estimated cost of the parking garage, including the land, was approximately $25,000,000.

BHPA separately leases the parking garage to each of (i) Trump Indiana pursuant to a parking lease, dated June 19, 2001 (the Trump Indiana Garage Lease), and (ii) Barden under a substantially identical lease agreement. The term of the Trump Indiana Garage Lease is until December 31, 2018. The rent installment, paid by Trump Indiana for the Trump Indiana Garage Lease, was approximately $8.8 million, which will be amortized on a straight-line basis over the term of the lease. In addition, Trump Indiana is obligated to pay BHPA a monthly rent equal to (i) 50% of BHPA’s debt service on the $17.1 million financing (the “Financing”) to build the parking garage and (ii) 50% of any construction costs incurred by BHPA in excess of the net proceeds of the Financing. In the event either party defaults on its rental obligation under its garage lease with BHPA, the other party will be obligated to pay rent in an amount sufficient to satisfy 100% of BHPA’s debt service obligations on the Financing. Rent expense related to the parking garage for the nine-month period ended September 30, 2004 (Predecessor Company), the period from January 1, 2005 to May 19, 2005 (Predecessor Company), and the period from May 20, 2005 to September 30, 2005 (Reorganized Company) was $1,413,000, $1,296,000, and $1,091,000, respectively.

(9) Legal Proceedings

Chapter 11 Cases

On November 21, 2004, the Debtors filed voluntary petitions for relief in the Bankruptcy Court under chapter 11 of the Bankruptcy Code. As debtors-in-possession, the Debtors were authorized under chapter 11 to continue to operate their businesses while under the jurisdiction of the Bankruptcy Court. The Bankruptcy Court entered an order confirming the Plan on April 5, 2005, as amended. The Debtors emerged from bankruptcy on May 20, 2005. Although TER has emerged from bankruptcy, TER is still in the process of resolving various claims and other litigation in connection with the Plan, which may continue for the foreseeable future. At this time, TER cannot predict the outcome of such claims or litigation or their effect on TER’s or the Company’s business.

Power Plant Litigation

On December 30, 2004, TER Development filed a complaint against Richard T. Fields, Coastal Development, LLC, Power Plant Entertainment, LLC, Native American Development, LLC, Joseph S. Weinberg, and The Cordish Company (collectively, the ) “Power Plant Group”) in the Circuit Court of the 17th Judicial District for Broward County, Florida, in which TER Development alleged that Power Plant Entertainment, LLC improperly obtained certain agreements with the Seminole Tribe of Florida. TER Development asserts claims for fraud, breach of fiduciary duty, conspiracy, violation of the Florida Deceptive and Unfair Trade Practices Act and interference with prospective business relationship as a result of the Power Plant Group’s actions. The Power Plant Group has filed a counterclaim alleging that TER Development and TER Holdings have engaged in willful and malicious, tortious conduct, which has given rise to claims and counterclaims that the Power Plant Group now asserts for damages, according to the Power Plant Group’s estimates, will exceed $500 million. TER has commenced discovery and is scheduling depositions in connection with this case. At this time, TER cannot predict the outcome of such litigation or its effect on TER’s or the Company’s business.

401(k) Plan Participant Litigation

On February 8, 2005, certain individuals filed a complaint in the United States District Court for the District of New Jersey, Camden Division, against certain persons and organizations that included members of the Trump Capital Accumulation Plan Administrative Committee. In their complaint, the plaintiffs alleged, among other things, that such persons and organizations, who were responsible for managing the Trump Capital Accumulation Plan, breached their fiduciary duties owed to the plan participants when Old Common Stock held in employee accounts was allegedly sold without participant authorization if the participant did not willingly sell such shares by a specified date in accordance with the plan. The plaintiffs brought this suit under the Employee Retirement Income Security Act of 1974, as amended, on behalf of themselves and certain other plan participants and beneficiaries and sought to have the court certify their claims as a class action. In their complaint, the plaintiffs also sought, among other things, damages for losses suffered by certain accounts of affected plan participants as a result of such allegedly improper sale of Old Common Stock and reasonable costs and attorneys’ fees. The case is in its initial phase with discovery anticipated to be commenced in September, 2005. At this time, TER cannot predict the outcome of such litigation or its effect on TER’s or the Company’s business.

TRUMP INDIANA, INC.

Notes to Financial Statements (Continued)
(Unaudited)
Nine Months Ended September 30, 2005 and 2004

Other Litigation

In addition to the foregoing, the Company and certain of its employees are involved from time to time in other legal proceedings incidental to the Company’s business. While any proceeding or litigation contains an element of uncertainty, management believes that the final outcomes of these other matters are not likely to have a material adverse effect on the Company’s results of operations or financial condition. In general, the Company has agreed to indemnify its employees and its directors, against any and all losses, claims, damages, expenses (including reasonable costs, disbursements and counsel fees) and liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) incurred by them in such legal proceedings absent a showing of such persons’ gross negligence or malfeasance.

(10) Subsequent Event

In the third quarter of 2005, TER Holdings executed a letter of intent with Majestic Star Casinos, LLC (“Majestic Star”) with respect to the proposed sale of all of the issued and outstanding common stock of the Company. On November 3, 2005, TER Holdings entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Majestic Star regarding the proposed sale. The Stock Purchase Agreement provides for a purchase price of $253 million, exclusive of debt and other long term obligations and subject to adjustments and customary representations and warranties, as specified in the Stock Purchase Agreement. After accounting for certain taxes, fees and other closing costs and expenses, the sale is anticipated to result in approximately $227 million in net proceeds to TER Holdings. The consummation of the transaction is conditioned on, among other things, obtaining customary regulatory approvals and the consent of the Company’s lenders under its $500 million credit facility, as well as approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company expects that the transaction will be consummated by the end of the 2005 calendar year, although no assurances can be given that the transaction will be consummated by such time or at all.